UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 18, 2006

Citrix Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-27084	75-2275152
(Commission File Number)	(IRS Employer Identification No.)

851 West Cypress Creek Road Ft. Lauderdale, Florida	33309
(Address of Principal Executive Offices)	(Zip Code)

(954) 267-3000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On April 18, 2006, the Compensation Committee of the Board of Directors of Citrix Systems, Inc. (the “Company”) approved the Citrix Systems, Inc. 2006 Executive Bonus Plan (the “Bonus Plan”) and established bonus awards that may be earned for fiscal year 2006 under the Bonus Plan by the Company’s President and Chief Executive Officer; Senior Vice President, Corporate Sales and Services; General Counsel and Corporate Vice President, Human Resources; Senior Vice President and Chief Financial Officer; Vice President, EMEA Sales and General Manager; and Group Vice President and General Manager, Online Group; and other executive officers approved for participation in the Bonus Plan by the Compensation Committee (each a “Participant”). The Bonus Plan establishes target bonus levels for each Participant expressed as a percentage of each Participant’s base salary. The 2006 bonuses will be paid based on the achievement of certain company-wide, geographic segment and/or individual goals. The actual bonus payments may be less than or greater than the target bonus amounts depending on whether and the extent to which the goals upon which such bonuses are based are achieved. Except under certain circumstances, bonus awards are payable following the conclusion of fiscal year 2006. The Compensation Committee and/or the Board of Directors retain the right to amend, alter or terminate the Bonus Plan at any time.

The Bonus Plan is filed with this report as Exhibit 10.1.

Section 9—Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Citrix Systems, Inc. 2006 Executive Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 20, 2006	CITRIX SYSTEMS, INC.

	By:	/s/ David J. Henshall
David J. Henshall
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Citrix Systems, Inc. 2006 Executive Bonus Plan